Exhibit 99.2

T2 Biosystems — Q1 Earnings Script

Tucker Elcock (Teneo Strategy)

Thank you, operator. Good afternoon, everyone. Thanks for joining us for T2 Biosystems 2017 first quarter results conference call. On the call this afternoon to discuss results and operational milestones for the periods ended March 31, 2017, are President and CEO, John McDonough, Senior Vice President and Chief Financial Officer, Darlene Deptula-Hicks, and Rahul Dhanda, Senior Vice President, Corporate Development. The executive team will open the call with some prepared remarks followed by a question-and-answer period. I would like to remind everyone that comments made by management today will include forward-looking statements. Those include statements related to T2 Biosystems future financial and operating results and plans for developing and marketing new products. Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems Annual Report on Form 10-K filed with the SEC on March 15, 2017. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law. With that, I’d like to turn the call over to President and CEO, John McDonough, for his opening comments. John?

John McDonough

Thanks, Tucker. And good afternoon, everyone. Thank you for joining us on the call.

Before getting into our results, I want to welcome Darlene Deptula-Hicks, our new Senior Vice President and Chief Financial Officer. As you will have seen, Darlene joined us from Pieris Pharmaceuticals, where she had served as Senior Vice President & Chief Financial Officer for the past few years. Darlene brings a wealth of experience to this role, and we are very excited to have her here today.

Darlene Deptula-Hicks

Thanks, John. I am excited about joining the T2 team and hitting the ground running. I look forward to getting to know all of you over the coming months.

John McDonough

Thanks, and welcome aboard. Turning now to our results.

The first quarter proved to be a solid one for T2. During the quarter, we expanded our customer base by adding access to an additional 30,000 patients annually considered to be at high risk for sepsis infections via contracts with 2 hospitals, one in the U.S. and one in Europe. We remain on track to reach our goal of expanding the number of high-risk patients at customer facilities under contract by 200,000 patients from the 12-month period beginning October 1, 2016 through September 30, 2017, or just ahead of the expected FDA clearance for the T2Bacteria Panel.

During the quarter, we took action to help streamline placements of instruments at hospital locations in the United States by reallocating instruments from smaller hospitals with low T2Candida patient testing volumes to more productive locations.

This reallocation has had a positive impact on our balance sheet and many of these hospitals are strong candidates to adopt the platform when T2Bacteria enters the market.

We ended the quarter with 48 contracts in place with hospitals and hospital systems in the United States and Europe representing 126 hospitals and providing access to approximately 420,000 patients at high risk of infections that could be tested with T2Candida or in the future, T2Bacteria.

We also expanded our European presence to now include access to 10 countries where the T2 platform is marketed through international distributors, as our performance in that market continues to exceed our expectations. We have a strong presence in most of the major European markets including Germany, France, Italy, Spain and Sweden, and those customers are beginning to see the benefits of our platform that Rahul will discuss later.

We made good progress in the quarter with T2Bacteria, as we saw validation testing and patient enrollment in the FDA clinical trial remain on track as planned. This keeps us on track for completing the trial and filing for market clearance with the FDA by mid-2017.

The T2Bacteria Panel is now an important consideration in all our discussions with new and existing customers. Interest in T2Bacteria is high and we continue to believe that it will be a game-changer for our business.

It will be filed with the FDA through the standard 510K process, which can see review and approval in as fast as 90 days. For reference, T2Candida was filed with the T2Dx instrument and was filed under a 510K de novo classification, which typically takes longer, which in our case took just under 4 months.

Additionally, we anticipate earning a CE mark that will enable the launch of the T2Bacteria Panel in Europe in the second half of 2017, with a full commercial launch of the panel there, soon after.

Now let’s cover the financial results for the first quarter.

Total revenue for the fourth quarter was $941,000, which consisted of $631,000 of product revenue, compared to $437,000 of product revenue in the first quarter of 2016. Results were driven by increased patient testing across the installed base and instrument sales.

Total operating expenses, excluding costs of product revenue, for the first quarter of 2017 were $12.46 million, compared to $12.8 million for the first quarter of 2016. Research and development expenses remained consistent year over year, while a reduction in SG&A expenses was due to strong cost management.

The net loss applicable to common shareholders for the first quarter of 2017 was $14.7 million, or a $0.48 loss per share, compared to $13.4 million, or a $0.55 loss per share, for the first quarter of 2016.

We closed the quarter with a cash and cash equivalents balance of $58.8 million as a result of increased operating and investing activities. We feel confident in this cash position to carry us through the commercialization of T2Bacteria; however, we will continuously evaluate all potential avenues to access additional capital including strategic partnerships, such as the partnerships in place with Canon and Allergan.

Before I turn to our pipeline and further detail around T2Bacteria, I want to turn the call over to Rahul Dhanda, Senior Vice President of Corporate Development to discuss some compelling customer success stories that were recently presented at the 27th European Congress of Clinical Microbiology and Infectious Diseases that took place a few weeks ago in Vienna.

Rahul?

Rahul Dhanda

As John mentioned, we had some exciting data presented at one of the largest microbiology and infectious disease conferences called ECCMID in Vienna. Presentations, which included independent data from initial studies with T2Bacteria, highlighted two important advantages of the T2MR platform as a solution to sepsis management:

•                  First, T2MR identifies patients missed by blood culture, while also predicting outcomes for the most complicated patients including the prediction of patients with elevated risk of mortality. This can lead to significant improvements in patient care.

•                  Second, there is growing evidence that T2MR tests should be used for every patient at risk of sepsis, such as those with a fever in the ICU, are immunocompromised, or have a fever and a catheter, and in the emergency department.

The first presentation was made by, Giulia De Angelis from Catholic University Hospital in Rome, Italy, presented interim data from her ongoing analysis of T2Bacteria. She highlighted the high accuracy and sensitivity of the panel, which was best characterized by examples of a series of patient cases that included confirmed cases of infection that were missed by blood culture, but accurately identified by the T2Bacteria panel. This interim data from the ongoing study shows great promise for T2Bacteria’s unique capability as a highly accurate test to identify patients that currently go undiagnosed or are delayed in their diagnosis of sepsis.

The next was from Sandy Estrada from the Lee Memorial Health System, who presented a robust data set showing that adoption of the T2Candida Panel improves patient care, while providing substantial costs savings. The hospital is saving approximately $200 every time that they test a patient, based solely on the value of T2Candida’s negative test results, which enable the physician to remove therapy. On top of those savings, Lee Memorial is also experiencing a reduction in the length of stay for patients with positive T2Candida test results, as well as avoiding the complications that emerge when Candida goes untreated, or treated too late. They concluded that T2Candida is strengthening the hospital’s antimicrobial stewardship program by allowing clinicians to discontinue unnecessary antifungal therapy for a significant number of patients faster than ever before.

Finally, Patricia Munoz from Gregorio Marnon Hospital in Madrid, Spain, presented interim data from two prospective and statistically significant studies. These studies were significant because of the specific focus on outcomes. In the first study, her data shows that T2Candida can identify the most severe cases of disease, while other tests, including blood culture, fail to do so. In her second study, she expanded on the first concept to demonstrate that T2Candida also predicts those patients that will not survive the disease, and again that the panel performs better than the other tests in the study. She concluded that T2Candida is the most effective diagnostic to manage Candida patients, especially the most complicated patients.

We are very pleased with the continued success that hospitals are realizing through the T2Candida Panel and that some of the first data presented on the T2Bacteria Panel which is expected to be CE marked and commercially available in Europe in the second half of this year.

With that — let me turn the call back over the John.

John McDonough

Thanks, Rahul.

As mentioned earlier, we believe that T2Bacteria will be a game changer for our business, and I want to spend a few minutes delving in deeper into a few areas that hopefully will allow you to better understand why we are truly excited about it.

We see the market opportunity for T2Bacteria as 8.75 million high-risk patients each year in the United States alone. We believe that our broader sepsis menu that will include T2Candida and T2Bacteria, once FDA cleared, along with the expanded patient population for testing patients will create an opportunity for us to target hospitals above and beyond the top-450 hospitals that we have been focused on with T2Candida.

One area that we have discussed in the past where interest is growing for use of T2Bacteria is in testing patients at high risk of Sepsis presenting in the Emergency Department. Of the 8.75 million high risk patients that could be tested with T2Bacteria, there are an estimated 2 million+ patients that present in the ED each year in the US alone. Incidence of Candida is low in this patient population, so T2Candida is typically not used. But bacterial infections are high and our T2Bacteria Panel identifies approximately 90% of all gram-negative infections coming in through the ED and approximately 70% of all sepsis related infections.

With a strong reimbursement structure in place providing about $294 of direct hospital reimbursement for testing these patients, and a product requirement to provide test results in the ED in 6 hours or less, T2Bacteria may be the only product that can meet this significant unmet need for patients.

Blood culture, the only other method for providing species specific results, is a non-starter for these patients as it will take 1 to 6 or more days to provide test results — and of course those test results will miss 35 to 50% of patients with infections!

We are excited about this potential beachhead for T2Dx deployment in hospitals and are even more excited about the potential patient and economic benefits this product may yield.

Like T2Candida, we also believe that T2Bacteria will be deployed in testing inpatients in hospitals. The reimbursement structure for inpatients will be the same as T2Candida where patients are covered under DRG codes where all cost savings associated with testing patients will drop to the bottom line of the hospital. Published literature demonstrates that the typical patient detected by T2Bacteria could save a hospital about $25,000 based on a reduction in their length of stay in the hospital. This type of savings has already been proven through the use of T2Candida through presentation made by existing T2 customers, including the Henry Ford Health System.

We expect T2Bacteria to make a big difference in hospital adoption of the T2Dx platform and to potentially significantly accelerate our earnings growth profile.

Moving now to the other areas of our pipeline:

•                  We continue to make good progress with T2Lyme and remain on track to complete preclinical studies in 2017, which will lead to an expected FDA clinical trial in 2018

•                  And development is underway with our Gram-Negative Resistance Panel and we remain on track to commencing pre-clinical studies in 2018

Let’s turn now to our financial outlook.

For the second quarter, we expect Product Revenue to continue to grow sequentially by 10% or more and we are expecting total operating expenses to be between $12.3 million and $12.9 million, of which approximately $1.8 million is non-cash expenses, which are primarily related to depreciation and stock compensation expenses.

We are also anticipating Research Revenue to be below $100,000 in the second quarter as revenue from Canon for the Lyme Disease Panel will decline due to the fact that the product is in the pre-clinical stage of development. Research revenue should normalize in the range of $100,000 per quarter in Q3 and Q4 as development of the Gram-Negative Resistance Panel accelerates.

Weighted average shares for the quarter are forecasted to be 30.7 million.

Finally, we remain on track to reach our goal of expanding the number of high-risk patients at customer facilities under contract by 200,000 patients by the end of the third quarter.

As we said on our last call — our square focus for 2017 is on executing against our priorities and in the first quarter we did just that.

We expanded our customer base and gained access to an additional 30,000 high-risk patients and remain on track to hit our 12-month goal.

We progressed our pipeline and are on track for a mid-year filing for T2Bacteria with the FDA.

We have held the line on expenses, and prudently redeployed T2Dx instruments where appropriate.

Partnership interest remains strong and we are hopeful that we can continue to leverage the power of the T2MR platform by additional collaborations and partnerships as we have done in the past.

Finally, customers further demonstrated the power and game-changing nature of the T2 technology through the data presented at ECCMID.

With that I’d like to turn the call over to the operator for questions. Operator?

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Post Q&A

John McDonough

Before we close the close, I want to reiterate that at the core of T2, we are working to deliver diagnostic products that fundamentally change clinical decisions in a way that saves the lives of patients, and delivers a strong economic return to the hospital system. Our technology continues to help our customers be at the forefront of the paradigm shift occurring within hospitals with regards to how they approach patient care. We remain committed to and are excited to see the impact of our products on the lives of patients, and in the economics of hospitals in 2017 and beyond.

Thank you all for dialing in this afternoon. We look forward to communicating back in the very near future, and we hope you all have a good day.

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